Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (333-158112) of W. P. Carey & Co. LLC of our report dated February 25, 2011, except with respect to our opinion insofar as it relates to the effects of the discontinued operations and segment reporting, as to which the date is June 8, 2011, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of the Company dated June 10, 2011.

/s/ PricewaterhouseCoopers LLP
New York, NY
June 8, 2011